Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of February 23, 2015 and effective as of December 31, 2014 (“Effective Date”), by and between LAPOLLA INDUSTRIES, INC., a Delaware Corporation (“Company”) and HARVEY L. SCHNITZER (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is currently the Chief Operating Officer of the Company; and

WHEREAS, Company wishes to continue Executive’s employment and Executive wishes to accept such continued employment with Company subject to the terms and conditions hereinafter set forth; and

NOW THEREFORE, the parties hereto, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. EMPLOYMENT TERM. Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment for a period beginning on the Effective Date and ending on December 31, 2017, unless sooner terminated in accordance with Section 6 (“Employment Term”), provided, however, the Company is required to provide Executive ninety (90) days advance notice of non-renewal of this Agreement on the ending date of December 31, 2017.

2. POSITION; DUTIES. Executive shall hold the title and position of Chief Operating Officer of the Company and shall have the duties and responsibilities usually vested in such capacity, as determined from time to time by the Chief Executive Officer, Board of Directors and Bylaws.

3. MANNER OF PERFORMANCE. Executive shall serve the Company and devote all his business time, his best efforts and all his skill and ability in the performance of his duties hereunder. Executive shall carry out his duties in a competent and professional manner, to the satisfaction of the Chief Executive Officer and Board of Directors of the Company, shall work with other Executives of the Company and generally promote the best interests of the Company and its stockholders. Executive shall not, in any capacity engage in any activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company.

4. COMPENSATION AND RELATED MATTERS. Executive’s compensation for his services shall be as follows:

4.1 Base Compensation. Executive shall receive an annual base salary of $250,000, payable in accordance with the Company’s normal payroll practices ("Annual Base Salary"). Executive shall be entitled to a one-time automatic increase of $25,000 in his Annual Base Salary for the 2016 calendar year if the Company achieves its “Budgeted” Adjusted EBITDA, as defined in Section 4.2 below, for the Company’s fiscal year ending in 2015. Executive’s Annual Base Salary may otherwise be increased from time to time with the recommendation of the Chief Executive Officer and approval by the Compensation Committee.

4.2 Annual Bonus. Executive shall be entitled to an annual bonus (“Bonus”) equal to twenty-five percent (25%) of his Annual Base Salary if Company achieves its “Budgeted” earnings before interest, taxes, depreciation, amortization and share based compensation (“Adjusted EBITDA”) for the Company’s fiscal year. The Company’s Budgeted earnings for each fiscal year shall be established by the Company, and approved by the Board of Directors or its designee, in its discretion. The Bonus shall be increased to: (a) thirty percent (30%) of Executive’s Annual Base Salary if Company achieves 110% of its budgeted Adjusted EBITDA; and (b) thirty-five percent (35%) of Executive’s Annual Base Salary if Company achieves 120% of its budgeted Adjusted EBITDA. If the Company achieves greater than 120% of its budgeted Adjusted EBITDA, the Chief Executive Officer, in his discretion, may recommend that the Executive receive a Bonus greater than thirty-five percent of his Annual Base Salary, subject to review and approval by the Compensation Committee, in its discretion. Any such Bonus to which the Executive is entitled under this Section shall be paid to him by the Company in a single lump sum within thirty (30) days after the issuance of the Company’s audited financial statements for such fiscal year and, in all events, by December 31 of the fiscal year following the fiscal year to which the Bonus applies.

4.3 Compensation and Benefit Programs. During the term of Executive’s employment hereunder: (a) Executive and his family shall be provided, at Company’s expense, medical, dental, and vision insurance; (b) Executive shall be provided, at Company’s expense, disability and life insurance plans, and any other insurance plans as offered and provided by the Company to its senior executives; and (c) Executive shall be entitled to participate in any and all savings, pension, profit-sharing, stock options, and deferred compensation plans that may exist from time to time during the term hereof, subject to the general eligibility and participation provisions set forth in such plans.

4.4 Paid Time Off, Vacation Time, and Other Benefits. Executive shall be included in the paid time off program provided by the Company to all full-time employees and, in addition, entitled to two (2) weeks of vacation, without loss of compensation each year during the Employment Term. Vacation will be taken at such times as Executive and the Chief Executive Officer shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by Executive hereunder. Notwithstanding the foregoing, as an officer of Company, Executive is expected to utilize his vacation time judiciously and so as not to jeopardize the business of Company. Unused vacation may be carried forth to the next calendar year to the extent permitted under, and in accordance with, Company policy as may be in effect from time to time.

4.5 Transaction Bonus. In addition to his Annual Base Salary and other amounts payable to Executive hereunder, provided Executive is still employed by the Company upon the consummation of a Change in Control (as defined in Section 7.1 below), or in the event Executive’s employment is terminated within one year immediately preceding the consummation of a Change in Control (other than by the Company for “Cause” as defined in Section 6.1 below or by Executive without “Good Reason” as defined below), the Executive shall be entitled to receive a bonus (the “Transaction Bonus”) in addition to any other payments or benefits applicable thereto under this Agreement. The Transaction Bonus shall be in the following amount:

(a) No Transaction Bonus shall be paid to the extent the “Transaction Value” does not exceed the sum of $25,940,000. For purposes of this Section 4.5, “Transaction Value” shall mean the consideration realized (or assumed to be realized) by the Company’s shareholders in connection with the Transaction (assuming for this calculation that one hundred percent (100%) of the Company is sold (even if a lesser amount is, in fact, sold)). In no event shall “Transaction Value” include any Company debt that remains with the Company upon the consummation of a Change in Control or any debt or personal guarantee of Company debt which a selling shareholder is relieved of in connection with a Change in Control.

(b) To the extent the Transaction Value does not exceed $90,000,000, an amount equal to 0.75% of the Transaction Value less $25,940,000, multiplied by the percentage of the Company sold.

(c) To the extent the Transaction Value exceeds $90,000,000, an amount equal to 0.75% of the Transaction Value multiplied by the percentage of the Company sold. Notwithstanding the foregoing, no Transaction Bonus shall be payable on any portion of the Transaction Value in excess of $200,000,000.

(d) In the event of a Transaction, as defined under Section 7.1 hereof, which does not constitute a “Change in Control” as the stockholders of the Company immediately before the Transaction do not relinquish fifty percent (50%) or more of the total combined voting power of the outstanding voting securities of the Company, but do relinquish twenty percent (20%) or more of the total combined voting power of the outstanding securities of the Company, the Transaction Bonus shall be calculated in the manner as set forth above upon a Change in Control. However, such amount shall then be reduced by the percentage of the sales proceeds of the Transaction allocable to the Company’s then majority shareholder which is not currently distributed to such shareholder as a result of the Transaction.

Any amounts payable to Executive under this subsection (d) shall be applied against the first dollars otherwise payable to Executive upon a subsequent Change in Control under subsections (b) and (c) above. In addition, if a Transaction Bonus is payable to the Executive upon a Change in Control, he shall not be entitled to any additional Transaction Bonus under this Section 4.5 upon the occurrence of a subsequent Transaction unless: (i) the subsequent Transaction is related to the Change in Control; and (ii) the Executive is still employed with the Company upon the consummation of the subsequent Transaction or is no longer so employed as a result of having been terminated without Cause or having resigned for Good Reason. In the event a series of related Transactions occurs subsequent to a Change in Control, the Executive shall be entitled to a Transaction Bonus on each Transaction in the series, provided the requirements of (i) and (ii) above are satisfied with respect to each such Transaction. For purposes of this provision, a subsequent Transaction shall be “related” to a Change in Control if it was agreed upon at the time of, and is consummated within two (2) years of the consummation of, the Change in Control.

A Transaction Bonus payable under this Section 4.5 upon the occurrence of a Transaction or a Change in Control shall be paid as soon as practicable after the closing of such transaction but in no event later than March 15 of the year following the year in which the closing of such transaction occurs. Notwithstanding the foregoing sentence, any Transaction Bonus payable under this Section 4.5 on account of the occurrence of a transaction that constitutes a change in the ownership of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated pursuant thereto (“Section 409A”), shall be paid on the same schedule, under the same terms and conditions and in the same form of consideration (e.g., cash, stock in the acquiring company, promissory note or a combination thereof) as is the consideration received by the holders of the majority of the outstanding voting securities of the Company who participate in the transaction; provided, however, that in no event shall any portion of the Transaction Bonus be paid to Executive on a date that is later than five (5) years after such transaction. In the Company’s sole and absolute discretion, it may pay in cash all or any portion of the Transaction Bonus that would otherwise be paid in a form of consideration other than cash pursuant to this Section. Upon request and at his sole expense, Executive shall be entitled to have the Company’s outside auditors prepare a full and complete accounting of the calculation of the Transaction Value and the Transaction Bonus.

As used herein, the term “Good Reason” shall mean (i) a reduction in the Executive’s Annual Base Salary; (ii) a substantial diminution of the Executive’s duties and responsibilities; or (iii) a relocation of the Executive’s primary workplace that is not agreed to by him and is to a location that is greater than fifty (50) miles from Executive’s primary workplace as of the date of this Agreement, provided, however, that any required travel related to the business of the Company, including but not limited to its planned expansion in the international market, shall not be deemed to constitute, or result in, the relocation of the Executive’s primary workplace for purposes of this Agreement. The Company’s employment of another officer in a newly created position or otherwise, at a position beneath that of the Executive, shall not be deemed to constitute, or result in, a substantial diminution of the Executive’s duties or responsibilities for purposes of this Agreement.

4.6 Expense Reimbursement. Company shall provide the Executive reasonable reimbursement of out-of-pocket expenses incurred by him in connection with his duties hereunder. The Company shall reimburse the Executive for all such expenses upon presentation by the Executive, from time-to-time, of appropriately itemized and approved (consistent with Company’s policy) accounts of such expenditures. Company shall also provide the Executive an automobile allowance of $800 per month. The portion of the allowance allocable to the business usage of the automobile, as properly documented to the Company in its discretion, shall be excludable from the Executive’s income.

4.7 Withholding Taxes. Company shall have the right to deduct or withhold from all payments due to Executive hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

5. NON-COMPETITION; NON-DISCLOSURE; AND RELATED MATTERS.

5.1 Non-Competition. During the Employment Term and for a period of twelve (12) months after the termination of Executive’s employment with Company for any reason (collectively the “Restriction Period”), the Executive shall not, either directly or indirectly, for himself or any third party, anywhere within or outside the United States (a) engage in or have any interest in any activity that directly or indirectly competes with the business of the Company or of any of its affiliates (which for purposes hereof shall include all subsidiaries or parent companies of the Company, now or in the future during the Employment Term), as conducted at any time during the Employment Term, including without limitation, accepting employment from or providing consulting services to any such competitor, owning any interest in or being a partner, shareholder or owner of any such competitor, (b) solicit, induce, recruit, or cause another person in the employ of the Company or its affiliates or who is a consultant or independent contractor for the Company or its affiliates to terminate his employment, engagement or other relationship with the Company or its affiliates, or (c) solicit or accept business from any individual or entity which competes with or engages in a business which is competitive with or similar to the business of the Company or any of its affiliates, (d) call on, solicit or accept any business from any of the actual or targeted prospective customers of the Company or its affiliates (the identity of and information concerning which constitute trade secrets and Confidential Information of the Company) on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

5.2 Non-Disclosure. The Executive shall not at any time during the term hereof or thereafter divulge, communicate, or use in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company and any of its subsidiaries or affiliates. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law provided that prior to disclosing any such information required by law, Executive shall give prior written notice thereof to Company and provide Company with the opportunity to contest the disclosure. The Executive shall not disclose, without limitation as to time, Confidential Information to any person, firm, Company, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the Company, (ii) during the Employment Term, such information may be disclosed by the Executive as is specifically required by Company in the course of performing his duties for the Company, and (iii) to counsel and other advisers of Company subject to Company’s prior approval and provided that such advisers agree to the confidentiality provisions of this Section 5.2.

5.3 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights of a similar nature associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Executive during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. All of the foregoing shall also be deemed Confidential Information for the purposes of Section 5.2, above.

5.4 Books and Records. All books, records, and accounts relating in any manner to the Company (i.e., financial information, customer, supplier, vendor identity, etc.), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or otherwise on the Company’s request at any time.

5.5 Definition of Company. Solely for purposes of this Section 5, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

5.6 Acknowledgment by Executive. The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 5 (including without limitation the geographic area and length of the term of the provisions of this Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is or will be such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns and shall be enforced to the fullest extent of the law applicable at the time that Company deems it necessary or advisable to enforce the restrictive covenants and other provisions of this Section 5.

5.7 Injunctive Relief; Damages. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants in this Section 5, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive, by injunctions and restraining orders. Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

5.8 Severability; Reformation; Independent Covenants. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. Each covenant and agreement of Executive in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company (including the affiliates thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or agreements. It is specifically agreed that the periods of restriction during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by extending such periods by the amount of time during which the Executive is in violation of any provision of Section 5. The covenants contained in this Section 5 shall not be affected by any breach of any other provision hereof by any party hereto.

5.9 Survival. The obligations of the parties under Section 5 shall survive the termination of this Agreement.

6. TERMINATION OF THE AGREEMENT.

6.1 Termination for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause,” at any time, for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct or violation of the Company’s Code of Business Ethics and Conduct by Executive which has a materially adverse effect upon the Company’s business or reputation, (iv) Executive’s continued failure to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than ten (10) days or (v) a material breach of Executive’s fiduciary duties as an officer of the Company.

6.2 Effect of Termination for Cause. In the event of termination of Executive for Cause as set forth in Section 6.1, or a voluntary termination by Executive, Executive shall have no right to any bonuses, salaries, benefits or entitlements other than those accrued or required by law or specifically provided under the terms of the applicable agreement, instrument or plan document.

6.3 Disability and Death. If during the Employment Term Executive should die or become disabled as provided in Section 7.2, the Company may, upon five (5) calendar days written notice to Executive, terminate this Agreement. The determination of the Company that Executive is incapable of fulfilling his obligations under this Agreement shall be final and binding in the absence of fraud or manifest error. In the event of termination under this Section 6.3, Executive, or his estate, shall be entitled to an amount equal to eight (8) months’ Annual Base Salary and any other accrued compensation.

6.4 Voluntary Termination by Executive at the End of the Employment Term. In the event of voluntary termination by Executive at the end of the Employment Term, Executive shall be entitled only to those amounts that have accrued to the effective date of the Executive’s termination of employment (“Date of Termination”) or are expressly payable under the terms of the Company’s applicable benefit plans or are required by applicable law.

6.5 Termination by Company during the Employment Term. In the event of termination by the Company other than at the end of the Employment Term and other than for Cause under Section 6.1, Executive shall be entitled to:

(i) an amount equal to eight (8) months Annual Base Salary paid in equal monthly installments commencing on the date that is sixty (60) days after the Date of Termination and continuing each month thereafter on the same day of the month as the initial installment payment. Said amount shall be reduced by the amount of earned income to which Executive shall be entitled for services performed during the severance pay period for any person or entity other than the Company;

(ii) for eight (8) months following the Date of Termination, Company shall continue to provide medical and dental benefits only to Executive on the same basis, and subject to the same terms and conditions, including but not limited to those requiring contributions by Executive, as such benefits are provided during such period to the senior executive officers of Company. Any coverage to be provided for Executive under this paragraph shall be conditioned upon his timely election under COBRA or any other laws providing for continuation of coverage upon employment termination, effective as of the Date of Termination. If, for any reason, Company’s welfare plans do not permit such coverage subsequent to termination of employment, Company will, to the extent it is able to do so, provide Executive with similar medical benefits (with the same after tax effect) outside of such plans;

(iii) an amount equal to the amount of the Bonus (as defined, and paid as provided for, in Section 4.2 above) which Executive can show that he reasonably would have received had Executive remained in such Executive capacity with the Company eight (8) months after the Date of Termination; and

(iv) to the extent not theretofore paid or provided, Company shall timely pay or provide to Executive any other amounts or benefits which Executive is entitled to receive through the Date of Termination under any plan, program, policy or practice or contract or agreement, including accrued vacation to the extent unpaid (hereinafter referred to as the "Other Benefits").

Notwithstanding anything to the contrary in this Agreement, the aforementioned severance benefits do not take effect until after a sixty (60) day waiting period from the Effective Date (“Waiting Period”); provided, however, Executive shall be entitled to an amount equal to two (2) months Annual Base Salary paid in a lump sum if Company terminates Executive’s employment during the Waiting Period.

6.6 Termination Following Change in Control. If the Company or any successor terminates this Agreement, other than for Cause, at any time during the Employment Term following a Change in Control of the Company: (i) Executive shall be entitled to an amount equal to the Annual Base Salary which would otherwise be payable over the remaining term of this Agreement, payable in a lump sum within ninety (90) days after the date of such termination of employment; and (ii) any outstanding Bonus or other benefits under any Company plan or program which have been earned will be paid in accordance with the provisions of this Agreement and as provided under the terms of such Company plan or program, as applicable.

6.7 Except as otherwise provided in this Agreement, all payments required to be paid by the Company to the Executive pursuant to Section 6 are payable on the date that is sixty (60) days after the Date of Termination. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A as of the date of his separation from service with the Company, no amount that constitutes deferred compensation within the meaning of Section 409A shall be paid to executive on account of his separation from service prior to the date that is six (6) months after the date of such separation from service (or, if earlier, the date of death of the Executive). Any such payments to which Executive would otherwise be entitled during the six-month period immediately following the date of his separation from service shall be accumulated and paid on the first day of the seventh month after separation from service.

6.8 Section 409A. This Agreement is intended to comply with, and shall be administered, interpreted and construed in a manner consistent with Section 409A. It is further intended that any payment or benefit provided pursuant to or under this Agreement that is considered to be a deferral of compensation within the meaning of Section 409A: (i) shall be paid and provided in a manner, and at such time and in such form, that complies with the applicable requirements of Section 409A to avoid the imposition of additional taxes or interest thereunder; and (ii) if payable on account of the Executive’s termination of employment, notwithstanding any other provision of this Agreement to the contrary, the Executive shall not be entitled to such payment or benefit unless his termination of employment constitutes a “separation from service” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement, to the extent any amount payable under this Agreement would cause Executive to be liable for the additional tax imposed under Section 409A, this Agreement shall be amended, to the extent permitted under Section 409A and applicable law, in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A; provided, however, that no such amendment shall deprive the Executive of a right accrued under this Agreement prior to the date of the amendment. The Company does not guarantee any particular tax effect with respect to any payment provided for under this Agreement. The Company shall not be liable for any payment that is determined to result in an additional tax, penalty, or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A. Executive shall remain liable for all taxes, interest or penalties imposed against him under Section 409A.

6.9 Release of Claims. Upon good and valuable consideration, the receipt of which the Executive and the Company each hereby acknowledge, upon termination of the Executive’s employment for any reason set forth in Section 6, with the exception of the reasons for termination provided under Section 6.1 and Section 6.4, the Company and the Executive agree to execute a release of claims, substantially in the form attached hereto as Exhibit A, with respect to claims that arise on or prior to the date of the execution of the release. The Executive’s execution of such release and the release becoming effective and irrevocable within the sixty (60) day period immediately following the Date of Termination shall be a condition precedent to the payment of any of the compensation and benefits referred to in this Section 6.

7. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

7.1 "Change in Control" means an Ownership Change Event or series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of fifty percent (50%) or more of the total combined voting power of the outstanding voting securities of the Company or, in the event of an Ownership Change Event, the entity to which the assets of the Company were transferred. An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

Notwithstanding the foregoing, no Change in Control, Ownership Change Event or Transaction shall be deemed to have occurred for any purpose under this Agreement as a result or on account of: (i) a transfer or other disposition, by sale, gift or otherwise, of an interest in the Company by Richard J. Kurtz (“Kurtz”) to his spouse, children or grandchildren, or the spouses of his children, either directly or indirectly for their benefit, in trust or otherwise; or (ii) the death or incapacity of Kurtz wherein his interest is transferred to his heirs only. The Executive shall not be entitled to any payment under this Agreement upon the occurrence of, or calculated with reference to, any such transfer or disposition.

7.2 "Disability" means Executive’s absence from his duties with Company on a full-time basis for at least 90 days during any consecutive one hundred and eighty (180) day period as a result of incapacity due to mental or physical illness as determined by a physician selected by Company and acceptable to Executive. If Company determines in good faith that Executive’s Disability has occurred during the Employment Term, it may give Executive written notice in accordance with Section 6.3 of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment shall terminate effective on the thirtieth (30th) day after Executive’s receipt of such notice, unless, within the thirty (30) days after such receipt, Executive shall have been cleared by the physician to return to work and has returned to full-time performance of his duties.

8. ASSIGNMENT. Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Delaware. Venue for any action brought hereunder shall be exclusively in Harris County, Texas and the parties hereto waive any claim that such forum is inconvenient.

10. PREVAILING PARTY. In the event that Executive or Company elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party, as determined by a mediator, arbitrator or court of competent jurisdiction, as applicable, shall be entitled to receive such reasonable legal expenses including, without limitation, attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

11. INDEMNIFICATION. The Company shall indemnify the Executive (“Indemnitee”) against all lawsuits, losses, claims, expenses or other liabilities of any nature by reason of the fact that he (a) is or was an officer, director, employee or agent of the Company or any of its subsidiaries or affiliates, or (b) while he is or was a director, officer, employee or agent of the Company or any of its subsidiaries or affiliates, or (c) is or was servicing at the request of the Company as a director, officer, partner, venture, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, tryst, employee benefit plan or other entity; provided, however, if requested by Indemnitee, the Company shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought against Indemnitee for (i) indemnification or advance payment of expenses by the Company under this Agreement or any other agreement or Charter or By-law provision now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

12. NON-BINDING MEDIATION. In the event of a dispute under this Agreement, each party agrees to submit to non-binding mediation prior to the commencement of any legal or administrative proceeding against each other for any alleged violation of the Agreement. If the parties are unable to agree upon an individual to serve as mediator, they shall each select an attorney or other individual recognized as an approved mediator, and those two individuals selected shall jointly agree upon the selection of a third individual who shall alone serve as mediator. If such parties are also unable to agree upon an individual to serve as mediator, the requirement of each party to submit to non-binding mediation under this Agreement shall be waived and the provisions contained under Section 13 shall apply.

13. ARBITRATION. In the event that the parties are unable to resolve any dispute hereunder in accordance with the non-binding mediation terms of Section 12, each party agrees to submit itself to binding statutory arbitration. Such dispute shall be submitted to arbitration in the city of Houston, County of Harris, State of Texas, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter. This Agreement may not be modified in any way unless by written instrument signed by both the Company and the Executive. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

15. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to Company, addressed to the Chief Executive Officer, c/o Lapolla Industries, Inc., 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032, and (ii) if to Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

16. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

17. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof. If any invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LAPOLLA INDUSTRIES, INC.	EXECUTIVE

By: /s/ Douglas J. Kramer, CEO	By: /s/ Harvey L. Schnitzer
Name: Douglas J. Kramer	Name: Harvey L. Schnitzer
Title: CEO and President

Witness: /s/ Michael T. Adams	Witness: /s/ Michael T. Adams

EXHIBIT A

FORM OF RELEASE

(a) Harvey L. Schnitzer (the “Releasor”), for and in consideration of benefits provided pursuant to the Executive Employment Agreement (the “Agreement”), dated as of February 23, 2015, by and between the Releasor and Lapolla Industries, Inc. (the “Company”), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge the Company and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his or its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor’s employment relationship with the Company, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor. Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Releasor’s rights under the Agreement, (ii) any right or claim that arises after the date the Releasor executes this release, (iii) the Releasor’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Releasor incurs or incurred as an officer or employee of the Company or any affiliate or subsidiary (including as a trustee or officer of any employee benefit plan) or (iv) any right the Releasor may have to obtain contribution as permitted by law in the event of entry of judgment against the Releasor as a result of any act or failure to act for which the Releasor and the Company or any affiliate or subsidiary are held jointly liable.

(b) Nothing in this release of claims prevents Executive from filing a charge or complaint with, or participating in an investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB) or any other federal, state or local agency charged with the enforcement of any laws. By signing this Release, however, Executive is waiving rights to monetary damages or other individual relief based on claims asserted in such a charge or complaint, except where such a waiver of monetary damages or other individual relief is prohibited.

(c) The Releasor has been advised to consult with an attorney of the Releasor’s choice prior to signing this release, has done so and enters into this release freely and voluntarily.

(d) The Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release. Once the Releasor has signed this release, the Releasor has seven (7) additional days to revoke the Releasor’s consent and may do so by writing to the Company. The eighth day after the Releasor shall have executed this release shall be referred to herein as the Revocation Date.

(e) In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

The law of the State of Delaware shall govern this release without reference to its choice of law rules.

LAPOLLA INDUSTRIES, INC.	RELEASOR

By: /s/ Douglas J. Kramer, CEO	By: /s/ Harvey L. Schnitzer
Name: Douglas J. Kramer	Name: Harvey L. Schnitzer
Title: CEO and President